Exhibit (h)(4)(a)

                                   SCHEDULE A

                      EATON VANCE SPECIAL INVESTMENT TRUST

                        ADMINISTRATIVE SERVICES AGREEMENT


NAME OF FUND                                                     EFFECTIVE DATE                       FEE*
------------                                                     --------------                       ----
Eaton Vance Small-Cap Growth Fund                                April 16, 2000                       0.15%
Eaton Vance Small-Cap Value Fund                                 March 18, 2002                       0.15%
Eaton Vance Large-Cap Core Fund                                  June 18, 2002                        0.15%
Eaton Vance Institutional Short Term Income Fund                 October 21, 2002                     0.10%

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*    Fee is a  percentage  of average  daily net assets per annum,  computed and paid monthly.